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                                                                   Exhibit 16.1

Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C. 20549

Re: Wall Street Strategies Corporation


We have read the statements that we understand Wall Street Strategies Corporation will include under Part II, Item 3 of Form 10-SB/A it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 3.


/s/  Lilling & Company LLP

March 20, 2000
Great Neck, New York